                                                                     EXHIBIT 4.7


================================================================================


                          SECOND AMENDED AND RESTATED

                          SECURITYHOLDERS' AGREEMENT


                         Dated as of January 19, 2000


                                    by and

                                     among


                               PHASE2MEDIA, INC.


                            VECTOR CAPITAL II, L.P.

                    HACHETTE FILIPACCHI INTERACTIONS S.A.,

                           STV PARTNERS II, L.L.C.,

                                   P2M, LLC,

                     GE CAPITAL EQUITY INVESTMENTS, INC.,

                    RICHARD E. GLASSBERG, ROBERT E. CHMIEL,

                        R. SCOTT FORD, THOMAS MANNION,

                     JASON LIEBOWITZ AND MATTHEW SPENGLER

                                      and

     EACH OF THE PARTIES LISTED ON SCHEDULE I, SCHEDULE II, SCHEDULE III,

                    SCHEDULE IV, SCHEDULE V and SCHEDULE VI

================================================================================

                               TABLE OF CONTENTS
                               -----------------

                                                                                                                  Page
1.     Corporate Governance......................................................................................    4
1.1    Board of Directors........................................................................................    4
       (a)   Number of Directors.................................................................................    4
       (b)   Initial Board of Directors..........................................................................    4
       (c)   Vacancies...........................................................................................    6
       (d)   Covenant to Vote....................................................................................    7
       (e)   Intentionally deleted...............................................................................    7
1.2    Initial Officers of the Company...........................................................................    8
1.3    Day to Day Control........................................................................................    8
1.4    Certain Actions Requiring Approval of the Super Majority Holders..........................................    9
1.5    Special Voting Right......................................................................................   12
2.     Transfer of Common Stock..................................................................................   12
2.1    Restrictions on Transfer..................................................................................   12
2.2    Right of First Refusal with Respect to Common Stock and Class A Common Stock..............................   13
2.3    Limitation on Sales by Glassberg..........................................................................   15
2.4    Tag-Along Rights..........................................................................................   15
2.5    Exempt Transfers; Legends.................................................................................   16
3.     Preemptive Rights.........................................................................................   17
4.     Certain Option Issuances..................................................................................   20
5.     Certain Agreements with Respect to the Founding Stockholders..............................................   20
5.1    The Company's Repurchase Right............................................................................   20
5.2    Voting Trust Agreements...................................................................................   21
6.     Company Information.......................................................................................   22
7.     Miscellaneous.............................................................................................   22
7.1    Legends...................................................................................................   22
7.2    Term......................................................................................................   23
7.3    Injunctive Relief.........................................................................................   23
7.4    Successors and Assigns....................................................................................   24
7.5    Notice....................................................................................................   24
7.6    Descriptive Headings......................................................................................   26
7.7    Governing Law.............................................................................................   26
7.8    Entire Agreement..........................................................................................   27
7.9    Severability..............................................................................................   27
7.10   Amendments................................................................................................   27
7.11   Subsidiaries..............................................................................................   27
7.12   Sufficient Number of Shares of Common Stock...............................................................   28
7.13   Directors and Officers Liability Insurance................................................................   28
7.14   Counterparts..............................................................................................   28
7.15   Waiver of Jury Trial......................................................................................   28

            SECOND AMENDED AND RESTATED SECURITYHOLDERS' AGREEMENT
            ------------------------------------------------------

     SECOND AMENDED AND RESTATED SECURITYHOLDERS' AGREEMENT (this "Agreement") made as of this 19/th/ day of January, 2000, by and among Phase2Media, Inc., the successor-in-interest to CKG Media.com, Inc., a Delaware corporation (the "Company"), Vector Capital II, L.P. ("Vector"), Richard E. Glassberg, ("Glassberg"), Robert E. Chmiel ("Chmiel"), R. Scott Ford ("Ford"), Thomas Mannion ("Mannion"), Jason Liebowitz ("Liebowitz"), Matthew Spengler ("Spengler"), (Glassberg, Chmiel, Ford, Mannion, Liebowitz and Spengler are sometimes hereinafter collectively referred to as the "Founding Stockholders"), each of the individuals set forth on Schedule I annexed hereto (the "Other Current Stockholders") each of the investors set forth on Schedule II annexed hereto (such investors, collectively, along with Vector, are hereinafter referred to as the "Investors"), each of the additional investors set forth on
Schedule III hereto (the "Additional Investors"), the other investor set forth on Schedule IV annexed hereto (the "Other Investor"), the further investor set forth on Schedule V annexed hereto (the "Further Investor"), and each of the investors acquiring securities of the Company as of the date hereof as set forth on Schedule VI hereof (the "New Investors"). The Investors, the Founding Stockholders, the Other Current Stockholders, the Additional Investors, the Other Investor, the Further Investor and the New Investors are hereinafter collectively referred to as the "Stockholders."

     On August 16, 1999, the Investors purchased (i) 3,798 shares of the Company's Series A Redeemable Preferred Stock, having a par value of $.001 per share (the "Series A Preferred Stock"), in the aggregate principal amount of $3,798,000, and (ii) 11,668,300 shares of the Company's Series B Convertible Preferred Stock, having a par value of $.001 per share (the "Series B Preferred Stock"), in the aggregate principal amount of $422,000, all of which shares of Series A Preferred Stock and Series B Preferred Stock were acquired by the Investors pursuant to the terms and conditions of that certain Securities Purchase Agreement dated as of August 16, 1999 by and among the Company, Vector, and the Investors (the "Purchase Agreement"). Pursuant to the Purchase Agreement, Vector and the Investors may also acquire additional shares of the Company's Series A Preferred Stock and Series B Preferred Stock in accordance with the terms and conditions set forth in the Purchase Agreement.

     On August 26, 1999, the Additional Investors purchased an aggregate of 9,750,000 shares of the Company's Series C Convertible Preferred Stock having a par value of $0.001 per share (the "Series C Preferred Stock") in the aggregate principal amount of $3,800,000 pursuant to the terms and conditions of that certain Subscription and Purchase Agreement of even date thereof by and between the Additional Investors and the Company (the "Series C Purchase Agreement").

     On October 15, 1999 the Other Investor purchased an aggregate of 1,602 shares of the Company's Series A Preferred Stock in the aggregate principal amount of $1,602,000 and 4,921,700 shares of the Company's Series B Preferred Stock in the aggregate principal amount of $178,000 pursuant to the terms and conditions of the Purchase Agreement.

     On December 23, 1999 certain of the Investors and the Other Investor purchased an aggregate of 3,600 shares of the Company's Series A Preferred Stock in the aggregate principal amount of $3,600,000 and 6,320,000 shares of the Company's Series B Preferred Stock in the aggregate principal amount of $400,000 pursuant to the terms and conditions of that certain Second Closing Purchase Agreement.

     On December 28, 1999 the Further Investor purchased an aggregate of an additional 158,000 shares of the Company's Series C Preferred Stock in the aggregate principal amount of $100,000 pursuant to the terms and conditions of that certain Subscription and Purchase Agreement of even date thereof by and between the Further Investor and the Company.

     Simultaneously with the execution hereof, the New Investors have purchased or agreed to purchase an aggregate of up to 13,079,933 shares of the Company's Series D Convertible Preferred Stock having a par value of $0.001 per share (the "Series D Preferred Stock") in the aggregate principal amount of up to $20,000,000 (but in no event less than $15,000,000) of Series D Preferred Stock pursuant to the terms and conditions of that certain Subscription and Purchase Agreement of even date hereof by and between the New Investors and the Company (the "Series D Purchase Agreement").

     The Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock are sometimes hereinafter collectively referred to as the "Preferred Stock." The Investors, the Additional Investors, the Other Investors, the Further Investor and the New Investors who own Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock and/or Series D Preferred Stock are sometimes hereinafter collectively referred to as the "Preferred Stockholders."

     Upon the execution hereof Glassberg owns such number of shares of Class
A common stock, par value $.001 per share (the "Class A Common Stock"), as set forth on Schedule FS-1; Chmiel owns such number of shares of common stock, par
         -------------
value $.001 per share (the "Common Stock"), as set forth on Schedule FS-2; Ford
                                                            -------------
owns such number of shares of Common Stock as set forth on Schedule FS-3;
                                                           -------------
Mannion owns such number of shares of Common Stock, as set forth on Schedule
                                                                    --------
FS-4; Liebowitz owns such number of shares of Common Stock as set forth on
----
Schedule FS-5; Spengler owns such number of shares of Common Stock as set forth
-------------
on Schedule FS-6; and the Other Current Stockholders own such number of shares
   -------------
of Common Stock set forth opposite each of their respective names on Schedules
                                                                     ---------
CS-1.1 - CS-1.7. Each share of Common Stock is entitled to one (1) vote per
---------------
share and each share of Class A Common Stock is entitled to ten (10) votes per share.

     So as to provide for the continuity of management and ownership of Company and to proscribe the manner in which shares of the Preferred Stock, Common Stock and Class A Common Stock may be sold, transferred, assigned, encumbered or otherwise disposed of, as well as to provide for the terms and conditions under which the Company may issue additional securities and to provide for certain other rights and obligations among the parties, the parties are entering into this Agreement.

     Accordingly, in consideration of the premises and of the covenants, terms and conditions herein set forth, the parties hereto agree as follows:

     1.   Corporate Governance.
          --------------------

          1.1  Board of Directors. From and after the date hereof and until the
               ------------------
expiration of the term of this Agreement, each Stockholder shall vote all of his, her or its shares of Common Stock and Class A Common Stock and any other voting securities of the Company over which such Stockholder has voting control, and shall take all other necessary or desirable actions within his, her or its control (whether in his, her or its capacity as a Stockholder, director, member of a committee of the Board of Directors or officer of Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary and desirable actions within its control (including, without limitation, the calling of special meetings of the Board of Directors or of the Stockholders), such that:

          (a)  Number of Directors.  The authorized number of members of the
               -------------------
     Board of Directors shall be at eight (8), which may not be increased or decreased except with the approval of the Investors and the New Investors who beneficially hold a two-thirds majority interest of the aggregate of
     (i) Common Stock and Class A Common Stock issued or issuable upon conversion of the Series B Preferred Stock and (ii) the Common Stock and Class A Common Stock issued or issuable upon conversion of the Series D Preferred Stock, such Investors and New Investors voting together as a single class (the "Super Majority Holders").

          (b)  Initial Board of Directors. For so long as Vector owns at
               --------------------------
     least five percent (5%) of the Series A Preferred Stock purchased by Vector pursuant to the Purchase Agreement, one of the members of the Board of Directors shall be a representative designated (the "Series A Designee") by the Investors who beneficially own the majority in interest of the Series A Preferred Stock (the "Series A majority holders"). For so long as Vector owns, either actually or on an as converted basis, at least ten percent (10%) of the shares of the Common Stock or Class A Common Stock into which the Series B Preferred Stock purchased by Vector pursuant to the Purchase Agreement is convertible, one of the members of the Board of Directors shall be a representative designated (the "Series B Designee") by the Investors who beneficially own a majority in interest of the Common Stock or Class A Common Stock issued or issuable upon conversion of the Series B Preferred Stock (the "Series B majority holders"). Subject to the provisions of Section 1(f) below, for so long as the Additional Investors own, either actually or on an as converted basis, at least ten percent (10%) of the shares of the Common Stock into which the Series C Preferred Stock purchased by the Additional Investors pursuant to the Series C Purchase Agreement is convertible, one of the members of the Board of Directors shall be a representative designated (the "Series C Designee") by those Additional Investors who beneficially own, either actually or on an as converted basis, a majority in interest of the Common Stock issued or issuable upon conversion of the Series C Preferred Stock (the "Series C majority holders"), provided that the Series C Designee shall be subject to the approval of the Series A majority holders and Series B majority holders. Mr. Jonathan Eilian is hereby approved by the Series A majority holders and Series B majority holders. Two (2) of the members of the Board of Directors shall be designated by the stockholders (the "Common Stockholder Designee") representing the majority of voting interests of the Common Stock and Class A Common Stock held by the Founding Stockholders and the Other Current Stockholders combined (the "Common Stockholders voting majority") one (1) of whom shall be Glassberg, who shall also be the Chairman of the Board, and the other shall be a non-employee of the Company. Subject to the provision of Section 1(f) below, Hachette Filipacchi Interactions S.A. ("Hachette") shall be entitled to designate one (1) representative to the Board of Directors (the "Hachette Designee") for so long as Hachette owns at least 5% of the Series A Preferred Stock purchased by Hachette pursuant to the Purchase Agreement and owns, either actually or on an as converted basis, at least ten percent (10%) of the shares of Common Stock or Class A Common Stock into which the Series B Preferred Stock purchased by Hachette pursuant to the Purchase Agreement is convertible. Mr. Herve Digne shall be the initial Hachette Designee. For so long as the GE Capital Equity Investments, Inc. or an affiliate thereof (collectively "GE Capital"), owns, either actually or on an as converted basis, at least ten percent (10%) of the shares of the Common Stock or Class A Common Stock into which the Series D Preferred Stock purchased by GE Capital pursuant to the Series D Purchase Agreement is convertible, one member of the Board of Directors shall be a representative designated (the "GE Capital Designee") by GE Capital. The eighth (8/th/) member of the Board of Directors shall be an outside director (the "Outside Director") nominated by the Common Stockholders voting majority, subject to the approval of the Series A majority holders and Series B majority holders. In the event that the Common Stockholders voting majority, the Series A majority holders and Series B majority holders cannot agree on an Outside Director, an Outside Director shall not be appointed unless and until agreement is actually reached by the Common Stockholders voting majority, the Series A majority holders and Series B majority holders. Each member of the Board of Directors shall attend a minimum of two-thirds of all duly called meetings of the Board of Directors, either in person, by video conference or by telephone conference, that are held by the Company during each calendar year (the "Minimum Attendance Requirement"). In the event that the Series C Designee, the Hachette Designee or the GE Capital Designee shall fail to satisfy the Minimum Attendance Requirement during any calendar year, immediately upon such failure, the Series C Designee or the Hachette Designee or the GE Capital Designee, as the case may be, shall automatically be removed from the Board and the Series C majority holders or Hachette or GE Capital, as the case may be, shall no longer be entitled to designate a representative to the Board of Directors, and the number of authorized members of the Board shall automatically be reduced accordingly; it being agreed that the failure of the Series C Designee or the Hachette Designee or the GE Capital Designee to fulfill the Minimum Attendance Requirement shall not create a vacancy with respect to the Company's Board of Directors, either pursuant to
     Section 1(c) below, pursuant to the Company's By-Laws, or otherwise. In the event that the Series A Designee, Series B Designee or either of the Common Stockholder Designees shall fail to satisfy the Minimum Attendance Requirement during any calendar year, immediately upon such failure, the individual serving as the Series A Designee, Series B Designee or either of the Common Stockholder Designees, as the case may be, shall automatically be removed from the Board and the Series A majority holders, the Series B majority holders or (pursuant to this Section 1.1(b)) the Common Stockholders voting majority shall no longer be entitled to designate an individual to replace such removed Director. All vacancies created by the removal of the Series A Designee, Series B Designee or either of the Common Stockholder Designees, as the case may be, for any such Designee's failure to satisfy the Minimum Attendance Requirement, shall be filled in accordance with the Company's By-Laws, and shall not be subject to the terms of Section 1(c) below. In the event that the Outside Director shall fail to satisfy the Minimum Attendance Requirement during any calendar year, immediately upon such failure, the individual serving as the Outside Director shall be automatically removed from the Board and a new Outside Director shall nominated by the Common Stockholders voting majority, subject to the approval of the Series A majority holders and the Series B majority holders. The Company agrees that it shall be obligated to compensate (i) any Director who is the Series A Designee, Series B Designee, Series C Designee, GE Capital Designee, the Hachette Designee or the Outside Director and (ii) any Board Observer (as that term is defined in Section 1.1(f) below) for reasonable travel and lodging expenses in connection with his or her duties as a Director or Board Observer in connection with attending Board meetings or in connection with engaging in any other activities at the request of the Company.

          (c)  Vacancies.  Subject to the Minimum Attendance Requirement set
               ---------
     forth in Section 1.1(b) above, in the event any Board member, other than the Outside Director and Mr. Jonathan Eilian, for any reason ceases to serve as a member of the Board during his or her term of office, the party which originally nominated such Board member (i.e., the Common Stockholders voting majority, the Series A majority holders or the Series B Preferred majority holders, Hachette or GE Capital, as the case may be) shall have the right for a period of sixty (60) days to designate a replacement director to fill such vacancy. In the event that any party fails to designate a representative to fill a directorship pursuant to the terms of this Section 1.1(c) within 60 days of the creation of any vacancy, the election of a person to such directorship shall be accomplished in accordance with Company's By-Laws and applicable law. Any replacement for Mr.

     Jonathan Eilian can only be effected by the mutual agreement of the Series A majority holders, Series B majority holders and the Series C majority holders. The replacement of the Outside Director can only be effected by the mutual agreement of the Common Stockholders Voting majority, the Series A majority holders and Series B majority holders.

          (d)  Covenant to Vote.  Subject to the Minimum Attendance Requirement
               ----------------
     set forth in Section 1.1(b) above, each of the Stockholders agrees to vote all of the Preferred Stock (on an as converted to Common Stock basis), and the Common Stock and Class A Common Stock beneficially owned by such Stockholder, at any annual or special meeting of Stockholders of the Company called for the purpose of voting on the election of directors or by consensual action of Stockholders without a meeting with respect to the election of directors, in favor of the election of the directors nominated by the Common Stockholders voting majority, the Series A majority holders, the Series B Preferred majority holders, Hachette, the Series C majority holders, and the New Investors who beneficially own a majority in interest of Common Stock or Class A Common Stock issued or issuable upon conversion of the Series D Preferred Stock (the "Series D Majority Holders"), as the case may be, in accordance the provisions of this Section 1.1. Each Stockholder shall vote the Common Stock and Class A Common Stock owned by such Stockholder and shall take all other actions necessary to ensure that the Company's Certificate of Incorporation and By-Laws do not at any time conflict with the provisions of this Agreement. In connection with the foregoing, subject to the provisions of Section 5.2 below, each Stockholder hereby grants to and is deemed to have executed in favor of every other Stockholder an irrevocable proxy coupled with an interest to vote all of the shares of Common Stock owned by the grantor of the proxy for the election of directors and the taking of all other actions set forth in this
     Section 1.1.

          (e)  Intentionally deleted
               ---------------------

          (f)  Right to Board Observer. Notwithstanding anything set forth
               -----------------------
     herein to the contrary (i) at any time and from time to time hereof, in lieu of a Series C Designee, the Series C majority holders shall have the right to designate an observer to the Board of Directors, (ii) at any time and from time to time hereof, in addition to the GE Capital Designee, GE Capital shall have the right to designate an observer to the Board of Directors (any observer so designated pursuant to either clause (i) or clause (ii) preceding, or clause (iii) following, of this Section 1.1(f), a "Board Observer") and (iii) in the event that the Series A Designee, the Series B Designee, the Series C Designee, either of the Common Stockholder Designees, or the Hachette Designee, as the case may be, shall fail to satisfy the Minimum Attendance Requirement, and, as a consequence, any such Designee is removed from their Board seat in accordance with the provisions of Section 1.1(b), the Series A majority holders, the Series B majority holders, the Series C majority holders, the Common Stockholders voting majority or Hachette, as the case may be, shall each have the right to designate, in lieu of such holder's respective Designee, a Board Observer in the event such holder's Designee has been removed from the Board of

     Directors. A Board Observer shall have the right to attend all meetings of the Board of Directors in a non-voting capacity (and all committee meetings that such Board Designee would have been entitled to attend) and any such Board Observer shall receive written notice of all such meetings and copies of all information provided to Directors (and committee members, if applicable) all in the same manner and form, and at the same time, as if such Board Observer was a Director (or committee member, if applicable). The rights of the Series A majority holders, the Series B majority holders, the Series C majority holders, the Common Stockholders voting majority, Hachette and GE Capital to appoint a Board Observer pursuant to this
     Section 1.1(f) shall automatically terminate upon the effective date of the Company's "IPO" (as that term is defined in Section 3(b) below).

     1.2  Initial Officers of the Company.
          -------------------------------

          Each of the Stockholders agrees to cause the Board of Directors of the Company to initially appoint the following persons as directors and officers of the Company in the following positions:

          Name                               Office
          ----                               ------

     Richard E. Glassberg          Chairman of the Board and Chief Executive
                                   Officer

     Richard S. Nachmias           Chief Financial Officer

     Robert E. Chmiel              Chief Operating Officer

     Thomas Mannion                Senior Vice President, Advertising Sales

     R. Scott Ford                 Senior Vice President, Network Sales and
                                   Business Development

     If any of such officers are unable to serve, or cease for any reason to be an officer of the Company, their successors shall be appointed by the Board of Directors of the Company.

     1.3  Day to Day Control.
          ------------------

          Except as otherwise expressly set forth herein, and subject to the Company's Certificate of Incorporation and By-laws, the applicable provisions of the Delaware General Corporation Law, and obtaining the requisite approval from the Board of Directors, the Stockholders expressly acknowledge and agree that the day to day management and operation of the Company's business, including but not limited to the hiring and firing of employees, and the entering into of material agreements shall be conducted by the Chief Executive Officer of the Company.

     1.4  Certain Actions Requiring Approval of the Super Majority Holders.
          ----------------------------------------------------------------
From and after the date hereof and until the expiration of the term of this Agreement, without (i) the affirmative written consent of the Super Majority Holders (except with respect to the provisions of Sections 1.4 (a), 1.4(e) and 1.4(i) below, in which event only the affirmative written consent of the Series A majority holders shall be required; with respect to Sections 1.4(b), 1.4(f) and 1.4(j) below, in which event only the affirmative written consent of the Series B majority holders shall be required; with respect to 1.4(t), 1.4(u), and 1.4(v), in which event only holders who beneficially own, either actually or on an as converted basis, a two-thirds majority in interest of the Common Stock or Class A Common Stock issued or issuable upon conversion of the Series D Preferred Stock is required; and with respect to Sections 1.4(h), 1.4(k) and 1.4(q) (subject to the proviso at the end of Section 1.4(q)), in which event in addition to the affirmative written consent of the Super Majority Holders, the affirmative written consent of the Series A majority holders shall also be required) the Company or its subsidiaries, whether hereafter formed or acquired, shall not, and the Board of Directors shall not permit the Company or its subsidiaries, whether hereafter formed or acquired, directly or indirectly, to consummate a transaction or series of related transactions to:

     (a) increase or decrease the number of authorized shares of Series A Preferred Stock;

     (b) increase the number of authorized shares of Series B Preferred Stock or Series C Preferred Stock;

     (c) issue, sell or transfer any additional equity securities of the Company, or issue any rights, options or warrants to acquire any additional equity securities of the Company, which have terms that are equivalent or preferential to the terms of the Series A Preferred Stock, or Series B Preferred Stock or Series D Preferred Stock including, without limitation, preferences and priorities relating to dividends, payments upon a "change in control" (as that term is defined in 1.4(d) below) or upon a "Liquidation Event" (as that term is defined in Section 5 of the Company's Certificate of Designations, Preferences and Rights of Series A Redeemable Preferred Stock), conversion rights and/or redemption rights;

     (d) effect a "change of control" in the Company. As used herein, the term "change in control" shall mean any transaction or series of transactions including the granting of options, warrants, convertible securities or any other rights pursuant to which a third party or parties acquire or could have the right to acquire (i) at least fifty percent (50%) of any class of voting stock of Company and thereby have the right to elect a majority of Company's Board of Directors, whether through purchase, merger, consolidation or otherwise, (ii) at least fifty percent (50%) of the Company's operating assets, based on the lesser of book or fair market value, or assets which, during the preceding twelve (12) months generated at least fifty percent (50%) of the Company's net income, or
(iii) the merger or consolidation by the Company with or into any other corporation;

     (e) issue, sell or transfer any shares of Series A Preferred Stock previously purchased, or redeemed;

     (f) issue, sell or transfer any shares of Series B Preferred Stock or Series C Preferred Stock previously purchased, converted or redeemed;

     (g) amend, modify, alter, or repeal any provision of the Company's Certificate of Incorporation or By-laws which has the effect of changing the authorized number of directors of the Company;

     (h) pay any bonus in the form of cash, securities or other consideration, to any of the Founding Stockholders in their capacity as employees of the Company, or otherwise, other than in accordance with, and as permitted by, the terms of any Founding Stockholders' employment agreements or as otherwise determined by a majority of the disinterested members of the Board of Directors;

     (i) amend, modify, alter or repeal any provision of the Company's Certificate of Incorporation or By-Laws if such action would adversely affect the rights, preferences, privileges or restrictions of the Series A Preferred Stock, whether directly or as a result of the modification of the rights, preferences, privileges or restrictions of any other class or series of the Company's capital stock;

     (j) amend, modify, alter or repeal any provision of the Company's Certificate of Incorporation or By-Laws if such action would adversely affect the rights, preferences, privileges or restrictions of the Series B Preferred Stock or Series C Preferred Stock, whether directly or as a result of the modification of the rights, preferences, privileges or restrictions of any other class or series of the Company's capital stock;

     (k) incur any indebtedness other than indebtedness incurred in connection with the entering of capital leases in the ordinary course of business, or indebtedness incurred that is approved by the Board of Directors having an aggregate principal amount not in excess of $1,000,000, or provide any guaranties to third parties other than in the ordinary course of business provided that (i) no one (1) guarantee shall exceed $75,000, and (ii) the Company shall never have guarantees outstanding at any one time in excess of $250,000 in the aggregate;

     (l) increase the compensation of any of the Founding Stockholders of the Company or otherwise amend in any fashion the employment agreements to be executed pursuant to Section 6.4 hereof or enter into any new employment agreements with the Stockholders of the Company;

     (m) issue or sell any rights, options or warrants to acquire any Common Stock or Class A Common Stock not set forth in Schedule 2.4 to the Series D Purchase Agreement or effect any reclassification or recapitalization of its Common Stock;

     (n) enter into any contract, agreement, understanding or transaction with any Stockholder or director or any affiliate of any Stockholder or director of the Company or with any management or Current Stockholder except for arrangements consistent with prior practices and on commercially reasonable terms;

     (o)  change the business or nature of the business of the Company;

     (p) redeem, repurchase or otherwise acquire any shares of Common Stock or Class A Common Stock, declare or pay any dividend on Common Stock or Class A Common Stock or otherwise distribute cash or property to holders of Common Stock in respect of their ownership of such stock, except as set forth in Section 5.1 hereof;

     (q) take any action with a view towards the dissolution, liquidation, winding up or termination of the corporate existence of the Company, or initiate any action or proceeding with respect to the filing of any bankruptcy, reorganization or similar action under any federal bankruptcy or insolvency laws, or under any other similar laws of any jurisdiction; provided, however,
                                                           --------  -------
that it is expressly understood and agreed that no prior approval of the Stockholders shall be required with respect to the filing of a voluntary petition for relief under chapter 11 of title 11 of the United States Code;

     (r) amend or modify any of the material terms, provisions or conditions of this Agreement;

     (s) materially amend or modify the terms of the directors and officers liability insurance described in Section 7.13 below.

     (t)  increase the number of authorized shares of Series D Preferred Stock;

     (u) issue, sell or transfer any shares of Series D Preferred Stock previously purchased, converted or redeemed;

     (v) amend, modify, alter or repeal any provision of the Company's Certificate of Incorporation or By-laws if such action would adversely affect the rights, preferences, privileges or restrictions of the Series D Preferred Stock, whether directly or as a result of the modification of the rights, preferences, privileges or restriction of any other class or series of the Company's capital stock;

     (w) effect the acquisition of a "significant amount of assets", otherwise than in ordinary course of business, as that term is defined in the Instructions to Item 2 of the Current Report on Form 8K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended; or

     (x) redeem, repurchase or otherwise acquire any shares of Preferred Stock, or declare or pay any dividend thereon, except as may otherwise be expressly provided in, and pursuant to the terms and conditions of, any certificate of designations, preferences and rights of any series of Preferred Stock.

     Each Stockholder expressly agrees it shall act in good faith and use its reasonable best efforts to advise the Company in writing within ten (10) days after the receipt by an Investor of a written request from the Company to consent to the taking of any action referred to in this Section 1.4 (the "Consent Request Notice"), whether such Investor consents or disapproves of the action described in the Consent Request Notice.

     1.5  Special Voting Right.
          --------------------

     Provided that GE Capital holds at least 75% of the shares of Common Stock or Class A Common Stock issued or issuable upon conversion of the Series D Preferred Stock that was actually purchased by GE Capital pursuant to the Series D Purchase Agreement, the Company shall not, at any time prior to January 19, 2001, without the prior written consent of GE Capital, effect any "Liquidation Event" (as that term is defined in the Certificate of Designations, Preferences and Rights of the Series D Preferred Stock) that would result in GE Capital receiving gross proceeds on a per share basis of less than three times the "Original Conversion Price" (as that term is defined in, the Certificate of Designations, Preferences and Rights of the Series D Convertible Preferred Stock) each of the shares of the Series D Preferred stock held by GE Capital upon such Liquidation Event.

     2.   Transfer of Common Stock.
          ------------------------

     2.1  Restrictions on Transfer.
          ------------------------

     (a) Notwithstanding anything to the contrary set forth herein, no Stockholder or Transferee (as hereinafter defined in Section 2.5(b)) shall directly or indirectly sell, assign, pledge, encumber, hypothecate or otherwise transfer any shares of Common Stock, Class A Common Stock or Preferred Stock at any time, unless any such sale, assignment, pledge, encumbrance, hypothecation or other transfer shall have been effected in accordance with the terms of this Agreement.

     (b) No Stockholder shall sell, assign, pledge, encumber, hypothecate or otherwise transfer any shares of Common Stock, Class A Common Stock or Preferred Stock at any time if such action would constitute a violation of any federal or state securities or blue sky laws or a breach of the conditions to any exemption from registration of securities under any such laws or a breach of any undertaking or agreement of such Stockholder entered into pursuant to such laws or in connection with obtaining an exemption thereunder. Each Stockholder agrees that all shares of Common Stock, Class A Common Stock and Preferred Stock shall bear appropriate legends restricting the sale or other transfer of such stock in accordance with applicable federal or state securities or blue sky laws, and shall also reference this Agreement, as set forth in Section 7.1 hereof.

     (b) Except as otherwise provided in Section 5.2 or elsewhere in this Agreement, no Stockholder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to any shares of Common Stock, Class A Common Stock or Preferred Stock nor shall any Stockholder enter into any stockholder agreements or arrangements of any kind with any person with respect to any shares of Common Stock, Class A Common Stock or Preferred Stock inconsistent with the provisions of this Agreement (whether or not such agreements and arrangements are with other Stockholders or holders of securities who are not parties to this Agreement), including agreements or arrangements with respect to the acquisition, disposition or voting (if applicable) of any shares of Common Stock, Class A Common Stock or Preferred Stock nor shall any Stockholder act, for any reason, as a member of a group or in concert with any other persons in connection with the acquisition, disposition or voting (if applicable) of any securities in any manner which is inconsistent with this Agreement.

     2.2  Right of First Refusal with Respect to Common Stock and Class A Common
          ----------------------------------------------------------------------
Stock.
-----

     (a) Except as may otherwise be set forth herein, in the event that one or more Founding Stockholders or Other Current Stockholders, other than Glassberg (collectively, the "Offeree Stockholder") desires to transfer, sell or otherwise dispose of any shares of Common Stock, Class A Common Stock or Preferred Stock now or hereafter beneficially owned by such Offeree Stockholder (other than pursuant to a registered public offering under the Securities Act or a transfer of shares of Common Stock, Class A Common Stock or Preferred Stock to a Permitted Transferee as defined in Section 2.5(a)) the Offeree Stockholder shall before effecting such transfer, sale or other disposition, first give written notice (the "Seller's Notice") to Glassberg (and simultaneously therewith, send a copy of such Seller's Notice (i) to all of the "Series B Preferred Stockholders", as that term is defined in Section 2.2(b) below (ii) to all of the "Series C Preferred Stockholders", as that term is defined in Section 2.2(b) below, and (iii) to all of the "Series D Preferred Stockholders" as that term is defined in Section 2.2(b) below) which shall state the Offeree Stockholder's desire to make such transfer and the material terms and conditions relative to such proposed transfer, including but not limited to the amount of shares of Common Stock, Class A Common Stock or Preferred Stock proposed to be transferred (the "Offered Shares"), the per share cash consideration therefor (the "ROFR Price") (it being agreed and understood that the Offeree Stockholder may only sell, transfer or otherwise dispose of the Offered Shares for cash), and the identity of the party to whom the Offered Shares are proposed to be transferred (the "Third Party Offeror"). Upon receipt of the Seller's Notice hereunder, Glassberg shall have the irrevocable and exclusive option (the "ROFR Option") to buy all of the Offered Shares; provided that, in the event that Glassberg
                               -------- ----
desires to transfer, sell or otherwise dispose of any shares of Common Stock or Class A Common Stock now or hereafter beneficially owned by him, the provisions of Section 2.2(c) below shall apply.

     (b) In the event that Glassberg does not advise the Offeree Stockholder that he wishes to purchase all of the Offered Shares within fifteen (15) days after his receipt of the Seller's Notice, then Chmiel, Ford and Mannion (sometimes hereinafter referred to as the Other Founding Stockholders, provided that neither of Chmiel, Ford or Mannion is the Offeree Stockholder, and in the event that either of Chmiel, Ford or Mannion is the Offeree Stockholder, then all references to the Other Founding Stockholders in this Section 2 shall only be deemed to include those individuals who are not Offeree Stockholders) along with (i) all of the holders of Common Stock or Class A Common Stock issued or issuable with respect to the Series B Preferred Stock (the "Series B Preferred Stockholders"), (ii) all of the holders of the Common Stock issued or issuable with respect to the Series C Preferred Stock (the "Series C Preferred Stockholders") and (iii) all of the holders of Common Stock or Class A Common Stock issued or issuable with respect to the Series D Preferred Stock (the "Series D Preferred Stockholders") shall thereafter automatically have the ROFR Option to buy a pro rata portion of the Offered Shares based upon the percentage
                --- ----
ownership of Common Stock owned by each of (i) the Other Founding Stockholders,
(ii) the Common Stock or Class A Common Stock issued or issuable to each Series B Preferred Stockholder relative to all shares of Common Stock and Class A Common Stock issued or issuable to all Series B Preferred Stockholders upon the conversion of the Series B Preferred Stock or otherwise, (iii) the Common Stock issued or issuable to each Series C Preferred Stockholder relative to all shares of Common Stock issued or issuable to all Series C Preferred Stockholders upon the conversion of the Series C Preferred Stock or otherwise and (iv) the Common Stock or Class A Common Stock issued or issuable to each Series D Preferred Stockholder relative to all shares of Common Stock or Class A Common Stock issued or issuable to all Series D Preferred Stockholders upon the conversion of the Series D Preferred Stock or otherwise ((i), (ii), (iii) and (iv) collectively, the "Offeror Stockholder's Pro Rata Share"). The ROFR Option to the Other Founding Stockholders, the Series B Preferred Stockholders, the Series C Preferred Stockholders and the Series D Preferred Stockholders (collectively referred to as the "Offeror Stockholders" and each, an "Offeror Stockholder") shall be at the ROFR Price and upon such other material terms and conditions set forth in the Seller's Notice; it being expressly understood and agreed that the Offeror Stockholders must agree to purchase all of the Offered Shares in the aggregate in order to effect the ROFR Option. Consequently, in the event that an Offeror Stockholder does not advise the Offeree Stockholder that it wishes to purchase all of such Offeror Stockholder's Pro Rata Share of the Offered Shares within fifteen (15) days commencing on the sixteenth (16/th/) day after Glassberg's receipt of the Seller's Notice, the Offeree Stockholder shall so notify the other Offeror Stockholders of same on or before the fortieth (40/th/) day after Glassberg's receipt of the Seller's Notice, after which time such other Offeror Stockholders who have chosen to purchase their entire pro rata
                                                                    --- ----
share of the Offered Shares shall have until the 50/th/ day after Glassberg's receipt of the Seller's Notice in which to notify the Offering Stockholder that they wish to increase the number of Offered Shares to be purchased by them on a pro rata basis, or on some other basis as may be determined by such other
--- ----
Offeror Stockholders; provided, however, that in the event that within sixty
(60) days after Glassberg's receipt of the Seller's Notice the Offeror Stockholders have not agreed to purchase all of the Offered Shares the Company shall automatically have the ROFR Option for fifteen (15) days commencing on the sixty-first (61/st/) day after Glassberg's receipt of Seller's Notice. In the event the Company does not advise the Offeree Stockholder that it wishes to purchase all of the Offered Shares within such fifteen (15) day period, the Offered Shares will then be subject to provisions of Section 2.4(a) below.

     (c) In the event that the Offeree Stockholder in 2.2(a) is Glassberg, the ROFR Option set forth in Section 2.2(a) above shall commence with the giving of Seller's Notice by Glassberg to each of the Offeror Stockholders who shall thereafter have the ROFR Option to buy a pro rata portion of the Offered Shares
                                         --- ----
based upon the Offeror Stockholder's Pro Rata Share. The issuance of the ROFR Option to the Offeror Stockholders shall be at the ROFR price and upon such material terms and conditions set forth in the Seller's Notice; being expressly understood and agreed that the Offeror Stockholders must agree to purchase all of the Offered Shares in the aggregate in order to effect the ROFR Option. Consequently, in the event that an Offeror Stockholder does not advise the Offeree Stockholder that it wishes to purchase all of such Offeror Stockholder's Pro Rata Share of the Offered Shares within 15 days after receipt by the Offeror Stockholders of Seller's Notice, the Offeree Stockholder shall so notify the other Offeror Stockholders of same on or before the 20/th/ day after receipt by the Offeror Stockholders of Seller's notice, after which time such other Offeror Stockholders that have chosen to purchase their entire pro rata share of the
                                                       --- ----
Offered Shares shall have until 30 days after receipt of the Seller's Notice in which to notify the Offeree Stockholder that they wish to increase the number of Offered Shares to be purchased by them on a pro rata basis, or on some other
                                            --- ----
basis as may be determined by the other Offeror Stockholders; provided, however, that in the event that within 45 days after receipt by the Offeror Stockholders of the Seller's Notice, the other Offeror Stockholders do not agree to purchase all of the Offered Shares, the Company shall have fifteen (15) days to purchase the Offered Shares commencing on the 46/th/ day after receipt by the Offeror Stockholders of Seller's Notice. In the event that the Company does not advise the Offeree Stockholder that it wishes to purchase all of the Offered Shares within such fifteen (15) day period, the Offered Shares will then be subject to the provisions of Section 2.4(c) below. For purposes of this Section 2.2(c), the date of receipt of Seller's Notice by the Offeror Stockholders shall be deemed to be the latest date on which any Offeror Stockholder actually receives the Seller's Notice.

     2.3  Limitation on Sales by Glassberg
          --------------------------------

          Notwithstanding the provisions of 2.2(a) to the contrary, subject to the provisions of Section 2.5, Glassberg shall not sell, transfer or otherwise dispose of any shares of Class A Common Stock or Common Stock beneficially owned by him if after giving effect to such sale he will have sold in excess of 20% of the Common Stock or Class A Common Stock, in the aggregate, owned by him on the date of this Agreement. This provision shall terminate upon completion of a "Qualified Initial Public Offering" (as that term is defined in Section 3(b) of the Company's Certificate of Designations, Preferences and Rights of its Series D Convertible Preferred Stock) or a Liquidation Event.

     2.4  Tag-Along Rights.
          ----------------

          (a) In the event all of the Offered Shares are not purchased by Glassberg, the Company or the Offeror Stockholders, pursuant to and in accordance with the terms and conditions set forth in Section 2.2 above (collectively, other than the Company, the "Non-Purchasing Stockholders," and each a "Non-Purchasing Stockholder") the Offeree Stockholder shall promptly thereafter advise each of the Non-Purchasing Stockholders of same in writing and shall offer to each of them the irrevocable and exclusive option (the "TA Option") to sell to the Third Party Offeror their pro rata portion of the number
                                                  --- ----
of Offered Shares (the "TA Shares") based upon the percentage ownership of Common Stock and Class A Common Stock beneficially owned, either actually or on an as converted or on an as exercised basis, owned by each Non-Purchasing Stockholder relative to all Common Stock and Class A Common Stock beneficially owned, either actually or on an as converted or on an as exercised basis, owned by the Offeree Stockholder and all of the Non-Purchasing Stockholders.

          (b) Each of the Non-Purchasing Stockholders shall have ten (10) days from the actual date of receipt of the TA Option to advise the Offeree Stockholder that it wishes to sell all of its TA Shares. In the event any Non-Purchasing Stockholder does not advise the Offeree Stockholder that it desires to sell all of its TA Shares within the aforementioned ten (10) day period, the Offeree Stockholder shall so notify the other Non-Purchasing Stockholders of same within five (5) days thereafter, after which time the other Non-Purchasing Stockholders who have accepted the TA Option with respect to all of their TA Shares shall have ten (10) days in which to notify the Offeree Stockholder that they wish to increase the number of shares of TA Shares to be sold by them on a pro rata basis or on some other basis as may be determined by such Non-
--- ----
Purchasing Stockholders.

          (c) In the event that the Non-Purchasing Stockholders shall not have exercised their ROFR Option in accordance with the provisions of Section 2.2 above, those Offered Shares which are not to be sold to the Third Party Offeror by the Non-Purchasing Stockholders in accordance with the provisions of Section
2.4 (b) above may be sold by the Offeree Stockholder to the Third Party Offeror, and any TA Shares to be sold by Non-Purchasing Stockholders in accordance with the provisions of Section 2.4(b) above may be sold to the Third Party Offeror, for a period of sixty (60) days after the Non-Purchasing Stockholders' right to advise the Offeree Stockholder that it wishes to sell any Offered Shares has expired; provided, however, that in the event that any Offered Shares are not
         --------  -------
sold by the Offeree Stockholder or TA Shares are not sold by a Non-Purchasing Stockholder within such sixty (60) day period, or are to be sold on terms and conditions other than as set forth in the Seller's Notice, all such unsold Offered Shares and TA Shares shall again become subject to the provisions of Sections 2.2 and 2.4 hereof.

     2.5  Exempt Transfers; Legends.
          -------------------------

          (a) The restrictions contained in this Section 2 shall not apply with respect to: (i) transfers (including sales) of Common Stock, Class A Common Stock and Preferred Stock by a Stockholder who is a natural person pursuant to applicable laws of descent and distribution or testamentary transfer or to a Stockholder's spouse, parents, siblings and lineal descendants (including to trusts for the benefit of a Stockholder's spouse, parents, siblings and lineal descendants), (ii) transfers of Common Stock, Class A Common Stock and Preferred Stock by a corporate or partnership Stockholder with respect to the transfer of Common Stock, Class A Common Stock and Preferred Stock to any "Affiliate" or employee or limited partner of such corporate or partnership Stockholder (collectively, "Permitted Transferees"). As used in this Section 2.5(a), the term Affiliate shall have the same meaning as ascribed to it under Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

          (b) Unless otherwise expressly provided herein, no Stockholder shall sell, assign, pledge, encumber or otherwise transfer any shares of Common Stock, Class A Common Stock or Preferred Stock to any person (regardless of the manner in which such Stockholder initially acquired such shares of Common Stock, Class A Common Stock or Preferred Stock) nor shall the Company issue, sell or otherwise transfer any shares of Common Stock, Class A Common Stock or Preferred Stock (including but not limited to issue any shares of Preferred Stock pursuant to any "Supplemental Closing" as that term is defined in the Series D Purchase Agreement) to any person (all persons acquiring shares of Common Stock, Class A Common Stock or Preferred Stock from a Stockholder, including Permitted Transferees, or from the Company, regardless of the method of transfer, shall be referred to collectively as "Transferees" and individually as a "Transferee") unless (i) such shares of Common Stock, Class A Common Stock and Preferred Stock bear legends as provided in Section 7.1 hereof, and (ii) unless such Transferee shall have executed and delivered to the Company, as a condition precedent to any acquisition of such shares of Common Stock, Class A Common Stock or Preferred Stock, an instrument in form and substance reasonably satisfactory to the Company confirming that such Transferee agrees to become a party to this Agreement and takes such securities subject to all terms and conditions of this Agreement; provided that the provisions of this Section 2.5 (b) shall not apply
           --------
in respect of a sale of securities included in a registered public offering under the Securities Act. The Company shall not transfer upon its books any securities to any person except in accordance with this Agreement.

     3.   Preemptive Rights.
          -----------------

          (a) In the event that the Company intends to issue for cash consideration additional shares (the "Additional Shares") of Common Stock or Class A Common Stock (whether directly, or through the exercise of any options, warrants or rights to acquire Common Stock or Class A Common Stock (except with respect to the issuance of Common Stock relative to any options, warrants or rights set forth on Schedule 2.4 of the Series D Purchase Agreement)), or,
                    ------------
except as in respect to the conversion of the Series B Preferred Stock, Series C Preferred Stock or the Series D Preferred Stock, to one or more third persons or entities (collectively, the "New Stockholders"), prior to said issuance of Additional Shares, each Series B Preferred Stockholder, Series C Preferred Stockholder and Series D Stockholder shall have the right to subscribe, at the price which the Additional Shares are intended to be issued by the Company, for all or any portion of such Series B Preferred Stockholder's, Series C Preferred

Stockholder's and Series D Stockholder's pro rata portion of the Additional Shares based upon the percentage ownership of Common Stock or Class A Common Stock issued or issuable to each Series B Preferred Stockholder, Series C Preferred Stockholder and Series D Preferred Stockholder relative to all shares of Common Stock and Class A Common Stock issued or issuable to all Series B Preferred Stockholders, Series C Preferred Stockholders and Series D Preferred Stockholders (collectively the "Preferred Stockholders Preemptive Pro Rata Share"). Accordingly, whenever it proposes to issue Additional Shares which are subject to the preemptive rights herein, the Company shall give written notice thereof (the "Additional Shares Sales Notice") to each Series B Preferred Stockholder, Series C Preferred Stockholder and Series D Preferred Stockholder at least ten (10) days prior to the date of the proposed issuance of such Additional Shares (the "Proposed Issuance Date"). Such notice shall describe the Additional Shares to be issued, the Proposed Issuance Date and the other material terms and conditions of such proposed issuance, and the identity of the proposed purchaser(s) thereof. Each Series B Preferred Stockholder, Series C Preferred Stockholder and Series D Preferred Stockholder shall have ten (10) days from the date of such notice to give written notice to Company whether it elects to purchase some or all of its Preferred Stockholder's Preemptive Pro Rata Share of such Additional Shares, and if it gives such notice, it shall pay for such Additional Shares simultaneously with the purchase of the Additional Shares by all of the Series B Preferred Stockholders, Series C Preferred Stockholders and Series D Preferred Stockholders. In the event that any Series B Preferred Stockholder, any Series C Preferred Stockholder or any Series D Preferred Stockholder does not advise the Company that it wishes to purchase its entire Preferred Stockholder's Preemptive Pro Rata Share of Additional Shares within such ten (10) day period, the Company shall, within twenty-four hours, notify the other Series B Preferred Stockholders, Series C Preferred Stockholders and Series D Preferred Stockholders, who have chosen to purchase their entire pro rata portion of the Additional Shares and such unpurchased
             --- ----
Additional Shares shall be available for purchase by such other Series B Preferred Stockholders, Series C Preferred Stockholders and Series D Preferred Stockholders, on a pro rata basis, or some other basis, as they may determine
                   --- ----
for five (5) days thereafter. To the extent that all of the Additional Shares are not subscribed for within such five (5) day period, then the Series B Preferred Stockholders, the Series C Preferred Stockholders and the Series D Preferred Stockholders agree that the Company shall have the absolute right to sell all or less than all of those Additional Shares that have not been subscribed for on the terms set forth in the Additional Shares Sales Notice to one or more third persons or entities for sixty (60) days thereafter, after which time any further proposed issuances of Additional Shares shall be subject to the provisions of this Section 3(a).

          (b) Notwithstanding anything set forth herein to the contrary, in the event that the Additional Shares proposed to be sold by the Company are equity securities that are the subject of the Company's initial registration statement for which effectiveness shall be sought by the Company under Section 5 of the Securities Act (the "IPO Shares"), then the Series B Preferred Stockholders', Series C Preferred Stockholders' and the Series D Preferred Stockholders' pre-emptive rights set forth in Section 3(a) above shall not relate to all IPO Shares, but rather, it shall only relate to up to fifteen percent (15%) of the IPO Shares actually included in any such registration statement actually declared effective under Section 5 of the Securities Act (without giving effect to any over-allotment option) sold by the Company for its own account pursuant to such registration statement. In the event that the provisions of this Section 3 relate to IPO Shares, the defined term "Proposed Issuance Date" shall mean the date two (2) "business days" prior to the effective date of the Company's registration statement on Form S-1 (or any successor form) relative to the Company's initial public offering of equity Securities (the "IPO"). As used in this Section 3, the term "business day" shall mean any day that the offices of the United States Securities and Exchange Commission are open.

          (c) Notwithstanding the other provisions of this Section 3, in the event that the Company proposes to issue IPO Shares, it shall give the Series B Preferred Stockholders, Series C Preferred Stockholders and Series D Preferred Stockholders written notice of its filing of a registration statement with the Securities and Exchange Commission relating to same within five (5) days of such filing along with a copy of such registration statement. In addition, the Company shall give each Series B Preferred Stockholder, Series C Preferred Stockholder and Series D Preferred Stockholder further written notice by facsimile transmission no later than two (2) business days prior to the anticipated effective date of the registration statement relative to the IPO (the "Notice of Effective Date"), such notice to include: (i) the proposed number of IPO Shares to be offered in the IPO, (ii) a calculation of such Preferred Stockholder's Preemptive Pro Rata Share of fifteen percent (15%) of the IPO Shares offered in such IPO, and (iii) a good faith per share estimate of the range of the proposed initial "Price to Public"of the IPO Shares. Each Series B Preferred Stockholder, Series C Preferred Stockholder and Series D Preferred Stockholder shall have twenty four (24) hours after receipt of the Notice of Effective Date to agree in writing (the "Written Acceptance") to purchase some or all of its Preferred Stockholder's Preemptive Pro Rata Share of 15% of the IPO Shares at the same price and on the same terms upon which the Company issues such IPO Shares to the public. Series B Preferred Stockholders, Series C Preferred Stockholders and Series D Preferred Stockholders that agree in writing to purchase their entire Preferred Stockholder's Preemptive Pro Rata Share of 15% of the IPO shares may also indicate in its Written Acceptance to purchase any additional IPO Shares (or portion thereof) not subscribed for by the other Series B Preferred Stockholders, Series C Preferred Stockholders and Series D Preferred Stockholders. Any Written Acceptance by a Series B Preferred Stockholder, Series C Preferred Stockholder or Series D Preferred Stockholder to purchase IPO Shares pursuant to this Section 3(c) shall be irrevocable without the consent of the Company and its underwriters (if any) for the proposed IPO, provided that there is no material change to the terms and conditions of the proposed IPO as set forth in the Notice of Effective Date. In the event, however, that the registration statement relative to the IPO does not become effective within seven (7) business days of the Company's receipt of any Written Acceptance, then Series B Preferred Stockholders, Series C Preferred Stockholders and Series D Preferred Stockholders who delivered Written Acceptances shall no longer be bound to purchase any IPO Shares in the IPO and the right to purchase such IPO Shares pursuant to Section 3(b) above and this
Section 3(c) shall be deemed revived as to all of the Series B Preferred Stockholders and Series C Preferred Stockholders.

          Notwithstanding the foregoing, the Company shall not be required to offer or sell any IPO Shares to any Series B Preferred Stockholder, Series C Preferred Stockholder or Series D Preferred Stockholder pursuant to Section 3(b) above and this Section 3(c) if such offer of sale would cause the Company to be in violation of applicable federal securities laws or the rules and regulations of the National Association of Securities Dealers by virtue of such offer or sale.

     4.   Certain Option Issuances.
          ------------------------

          Unless the Company has obtained (i) the approval of the Board of Directors, and (ii) the affirmative written consent of holders who beneficially own at least two-thirds of the shares of the Series D Preferred Stock issued and outstanding, any options issued by the Company under its stock option plans in excess of the "Maximum Permissible Amount" (as that term is hereinafter defined) having a per share exercise price of less than the "Conversion Price" of the Series D Preferred Stock, as such term is defined in the Certificate of Designations, Preferences and Rights of the Series D Preferred Stock (the "Series D Certificate of Designations") shall be deemed to be "Additional Shares", as that term is defined in the Series D Certificate of Designations. Solely for purposes of this Section 4, the term Maximum Permissible Amount shall mean (i) the number of available options set forth on Schedule 4(d) to the Series D Purchase Agreement, plus (ii) 3,250,000 additional options.

     5.   Certain Agreements with Respect to the Founding Stockholders.
          ------------------------------------------------------------

     5.1  The Company's Repurchase Right.
          ------------------------------

          (a) Each of the Founding Stockholders expressly agrees that the Company shall have the right to repurchase from each of them their shares of Common Stock as set forth opposite their names on each of their respective schedules (Schedule FS-1 through Schedule FS-6) in accordance with the
           -------------         -------------
provisions of this Section 5.1. In the event that any Founding Stockholder is terminated by the Company for any reason or any such Founding Stockholder voluntarily decides to terminate his employment with the Company, then the Company shall have the right to effect the repurchase from such Founding Stockholder, within thirty days (the "Repurchase Period") after any such termination (which termination shall be deemed to have occurred on the first date on which the Founding Stockholder is no longer entitled to receive any consideration, other than severance or other like consideration, in exchange for services to the Company): 1/48th of the shares of Common Stock owned by the Founding Stockholder as of August 16, 1999 for each full calendar month remaining after the date any such termination occurs up to the end of the forty-seventh month after August 16, 1999, after which time the Company's repurchase right set forth herein shall terminate. In order to effectively exercise its right to repurchase any Founding Stockholder's shares hereunder, the Company shall be required to deliver to such Founding Stockholder written notice thereof during the Repurchase Period (the "Redemption Notice") which Redemption Notice shall set forth the number of shares of Common Stock or Class A Common Stock that are to be repurchased and the manner in which such repurchase price shall be calculated pursuant to Section 5.1(b) below. Notwithstanding the foregoing, in the event that the Company effects a Qualified Initial Public Offering on or before the thirty-sixth month after August 16, 1999, the Company's repurchase rights under this Section

5.1 shall be automatically amended by reducing the Company's repurchase right by twelve months and increasing the portion that is subject to repurchase each month from 1/48th to 1/36th. In the event that the Qualified Initial Public Offering occurs at any time after the thirty-sixth month from the date first set forth above any remaining repurchase right of the Company shall automatically be null and void. In addition, notwithstanding anything set forth herein to the contrary, in the event a Founding Stockholder, including Glassberg, is terminated because of death or disability (as determined by the Company's Board of Directors) the portion of such Founding Stockholder's Common Stock that the Company is entitled to repurchase in accordance with the foregoing schedule at any particular time shall never exceed fifty percent (50%) of the amount of such Founding Stockholder's Common Stock.

          (b) Any repurchase by the Company of (i) the Common Stock of a Founding Stockholder (other than Glassberg), or (ii) Glassberg's Common Stock or Class A Common Stock, (A) upon Glassberg's termination "for cause" as that term is defined in Section 4(c) of his employment agreement with the Company, (B) in the event that Glassberg decides to voluntarily terminate his employment with the Company, or (C) in the event Glassberg's employment is terminated as a result of his death or disability, shall be for the par value thereof. In the event of any other repurchase of Glassberg's Class A Common Stock or Common Stock the price therefor shall be the "Market Price" (as the term is hereinbelow defined) of such Common Stock or Class A Common Stock as of the date of the Redemption Notice. As used herein, the term "Market Price" shall mean on any date specified herein, the amount per share of the Common Stock, equal to (a) the last reported sale price of such Common Stock, regular way, on such date or, in case no such sale takes place on such date, the average of the closing bid and asked prices thereof, regular way, on such date, in either case as officially reported on the principal national securities exchange on which such Common Stock is then listed or admitted for trading, or (b) if such Common Stock is not then listed or admitted for trading on any national securities exchange but is designated as a national market system security by the NASD, the last reported trading price of the Common Stock on such date, or (c) if there shall have been no trading on such date or if the Common Stock is not so designated, the average of the closing bid and asked prices of the Common Stock on such date as shown by the NASD automated quotation system or the Nasdaq SmallCap Market, or (d) if such Common Stock is not then listed or admitted for trading on any national exchange or quoted in the over-the-counter market, the fair market value thereof, which shall be deemed to be the last determination made by the Company's Board of Directors prior to the Company's exercise of its right to repurchase Glassberg's Common Stock or Class A Common Stock in connection with establishing the exercise price of stock options granted to employees to the Company. In the event that the Company is repurchasing shares of Class A Common Stock from Glassberg, it is agreed that the value of such shares shall be calculated, for purposes of this Section 5(b), as if such shares were shares of Common Stock.

     5.2  Voting Trust Agreements.  Each of the Other Founding Stockholders
          -----------------------
and certain of the Other Current Stockholders hereby agrees upon the execution hereof to execute and deliver the ten year voting trust to and in favor of Glassberg with respect to all of the shares of Common Stock they currently or may hereafter own in the Company in accordance with the terms and conditions of that certain voting trust agreement annexed hereto as Exhibit 5.2.
                                                      -----------

     6.   Company Information.  Company agrees to deliver to each Investor,
          -------------------
each Additional Investor, each Other Investor and each New Investor without charge, so long as such Investor or Additional Investor, owns any Preferred Stock, Common Stock or Class A Common Stock:

          (a) At such time as same are available for the Company's use, after the end of each calendar month (except for the last calendar month of the Company's fiscal year) statements of income and cash flow of the Company for such month.

          (b)  Within forty five (45) days after the end of each quarter
(except the last) in each fiscal year of Company, a balance sheet of the Company as of the end of such quarter, and statements of income and cash flow of the Company for such quarter and the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding period.

          (c) Within one hundred and five (105) days after the end of each fiscal year of Company, an audited balance sheet of Company as of the end of such fiscal year, and audited statements of income, changes in stockholders' equity and statements of cash flows of Company for such fiscal year, in each case prepared in accordance with generally accepted accounting principles, consistently applied, setting forth in each case in comparative form the figures for the previous fiscal year end and the figures set forth in the Company's budget for such fiscal year.

          (d) Promptly after receipt of a request therefor, any information required by or necessary for an Investor to comply with local, state or federal regulatory or tax filing requirements.

          (e) Permit representatives and/or an Investor at reasonable time upon prior reasonable notice to visit and inspect such financial records and the premises of Company at reasonable times on reasonable notice and to make copies of such records as such representatives deem necessary, other than documents subject to the attorney-client privilege or the attorney work product privilege, and to discuss the business, operations, assets, properties and financial and other conditions of Company with officers and employees of Company and with its independent accountants.

          (f) With reasonable promptness, such other data and information as from time to time may be reasonably requested by any Stockholder.

     7.   Miscellaneous.
          -------------

     7.1  Legends.  A copy of this Agreement shall be filed with the Secretary
          -------
of the Company and kept with the records of the Company. Each of the Stockholders hereby agrees that certificates representing each outstanding share of Common Stock (including shares of Common Stock issuable upon conversion of the Preferred Stock), Class A Common Stock and Preferred Stock subject to this Agreement shall bear restrictive legends reading substantially as follows:

          (a) Until such time as the Company has effected an initial public offering of its equity securities under Section 5 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, the shares represented by this certificate are subject to restrictions on transfer, and certain voting restrictions, on the terms and conditions set forth in that certain Second Amended and Restated Securityholders' Agreement dated as of January 19, 2000, as same may be amended from time to time, a copy of which may be obtained from the Company or from the holder of this certificate. No transfer of such shares will be made on the books of the corporation unless accompanied by evidence of compliance with the terms of such Agreement.

          (b) In addition, each of the Stockholders hereby agrees that certificates representing each outstanding share of Common Stock (including shares of Common Stock issuable upon conversion of the Preferred Stock), Class A Common Stock and Preferred Stock subject to this Agreement shall bear the restrictive legends substantially in the form set forth in Section 3 of that certain Second Amended and Restated Registration Rights Agreement of even date hereof by and among the Company and the Investors.

Such certificates shall bear any additional legend which may be required for compliance with state securities or blue sky laws The Company shall be obliged to reissue a certificate without the legends above at the request of any holder thereof if the holder shall have obtained an opinion of counsel reasonably acceptable to the Company to the effect that the securities evidenced by such certificate may be lawfully disposed of without registration or qualification and that the restrictions referred to in such legend are no longer applicable to such holder or such holder's transferee or assigns.

     7.2  Term.  Subject to the provisions of the immediately following
          ----
sentence, this Agreement shall terminate on the date of the first to occur of either of the following events (i) the effective date of an Qualified Initial Public Offering (as such term is defined in the Certificate of Designations, Preferences and Rights of the Series D Preferred Stock) or (ii) a change in control of the Company as that term is defined in section 1.4(d) above, or (iii) a "Liquidation Event" (as that term is defined in clauses (a), (b) or (c) of Section 5 of the Certificate of Designation, Preferences and Rights of the Series A Preferred Stock). The provisions of Sections 3 of this Agreement, if not otherwise terminated by the immediately preceding sentence, shall terminate on the effective date of an IPO. It is expressly agreed that the rights, terms and conditions set forth in Section 5 of this Agreement shall survive the termination of this Agreement.

     7.3  Injunctive Relief.  It is hereby agreed and acknowledged that it will
          -----------------
be impossible to measure in money the damages that would be suffered if any of the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to seek injunctive relief, without the necessity of a bond, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

     7.4  Successors and Assigns. This Agreement and all covenants and
          ----------------------
agreements by or on behalf of the parties hereto which are contained herein shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, including, without limitation, all subsequent Transferees, whether so expressed or not. In the event that any Transferee shall acquire any securities of Company, or any right to acquire securities, in any manner, whether by operation of law or otherwise, such securities shall be held subject to all of the terms of this Agreement, and by taking and holding such securities such Transferee shall be conclusively deemed to have agreed to be and shall be bound by and perform all of the terms and provisions of this Agreement

     7.5  Notice.  Any notice or other communication required or permitted
          ------
hereunder shall be in writing and may be delivered personally or sent by certified or registered mail, postage prepaid return receipt requested, or sent by next day U.S. express mail, postage prepaid, or by private overnight delivery service, postage prepaid, and shall be deemed effective upon receipt as follows:

          if to the Investors, to the addresses set forth on Schedule II, with a
                                                             -----------
copy simultaneously by like means to:


          Vector Capital II, L.P.
          456 Montgomery Street, 19th floor
          San Francisco, CA 94104
          Facsimile No. (415) 293-5100
          Attention: Mr. Alex Slusky

          with another copy simultaneously by like means to their counsel:

          Skadden, Arps, Slate, Meagher & Flom LLP
          919 Third Avenue
          New York, New York 10022-4728
          Facsimile No. (212) 735-2000
          Attention: James Schell, Esq.

          if to a Founding Stockholder, to such Stockholder's address set forth on such Stockholder's Schedule (Schedule FS-1 through Schedule FS-6)
                                -------------         -------------

          if to a Current Stockholder, to such Current Stockholder's address as set forth on Schedule I
             ----------

          if to the Company to:

          Phase2Media, Inc.
          420 Lexington Avenue
          New York, NY 10170
          Facsimile No. (917) 368-7227
          Attention: Mr. Richy Glassberg, CEO
          with a copy simultaneously by like means to their counsel:

          Zukerman Gore & Brandeis, LLP
          900 Third Avenue
          New York, New York 10022
          Facsimile No. (212) 223-6433
          Attention: Clifford A. Brandeis, Esq.

          if to the Additional Investors:

          Starwood Capital Group
          591 West Putnam Avenue
          Greenwich, CT 06830
          Facsimile No. (203) 422-7784
          Attention: Jonathan Eilian

          with a copy simultaneously by like means to their counsel:

          O'Sullivan Graev & Karabell, LLP
          30 Rockefeller Plaza
          24th Floor
          New York, NY 10112
          Facsimile No. (212) 728-5950
          Attention: John M. Scott, Esq.

          if to the Other Investors:

          Hachette Filipacchi Interactions, S.A.
          149, rue Anatole France
          92534 Levallois-Perret Cedex, France
          Facsimile No. 011-331-41-34-6300
          Attention: Mr. Herve Digne

          with a copy simultaneously by like means to their counsel:

          Hachette Filipacchi Interactions, S.A.
          149, rue Anatole France
          92534 Levallois-Perret Cedex, France
          Facsimile No. 011-331-41-34-6300
          Attention: Patricia Carnese, Esq.

          and

          Jones, Day, Reavis & Pogue
          599 Lexington Avenue
          New York, NY 10022

          Facsimile No.: (212) 755-7306
          Attention: John J. Hyland, Esq.

     If to Further Investor:

          John W. Danner
          147 Landlord Sandra Way
          Portola Valley, CA 94028

     If to New Investors to the addresses set forth on Schedule VI, with a copy
                                                       -----------
simultaneously by like means to:

          GE Capital Equity Investments, Inc.
          120 Long Ridge Road
          Stamford, Connecticut 06927
          Attn: GE Equity Group-Phase2Media
          Facsimile No.: (203) 357-4565

     with copies to:

          GE Capital Equity Investments, Inc.
          120 Long Ridge Road
          Stamford, Connecticut 06927
          Attention: GE Equity Group Legal Counsel
          Facsimile No.: (203) 357-3047

     and

          Weil, Gotshal & Manges LLP
          767 Fifth Avenue
          New York, New York 10153
          Attn: Ted S. Waksman, Esq.
          Facsimile No.: (212) 310-8007

          Each of the Company, and the Stockholders, by written notice given to the other in accordance with the provisions of this Section 7.5 may change the address to which notices or other communication are to be given to the other hereunder.

     7.6  Descriptive Headings.  The descriptive headings of the several
          --------------------
sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     7.7  Governing Law.  This Agreement shall be construed and enforced in
          -------------
accordance with, and the rights of the parties shall be governed by, the law of the State of New York as applied to agreements entered into and wholly performed in New York, without giving effect to the conflicts principles thereof. All the parties hereto hereby agree to submit to the jurisdiction and venue of the federal and state courts of the State of New York, County of New York with respect to the breach or interpretation of this Agreement or the enforcement of any and all rights, duties, liabilities, obligations, powers and other relations between the parties arising under this Agreement.

     7.8  Entire Agreement.  This Agreement contains the entire agreement among
          ----------------
the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous arrangements or understandings with respect thereto, including but not limited to each of that certain Securityholders' Agreement dated August 16, 1999, that certain First Amended and Restated Securityholders' Agreement dated as of August 26, 1999, and that certain Amendment No. 1 to the First Amended and Restated Securityholders' Agreement dated as of October 15, 1999, it being expressly understood and agreed that upon the execution hereof, each of the foregoing shall be automatically and irrevocably terminated in their entirety and each such agreement shall be of no further force or effect.

     7.9  Severability.  Any provision of this Agreement that is prohibited or
          ------------
unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     7.10 Amendments.  This Agreement may be modified or amended and the
          ----------
observance of any provision hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) by the affirmative written consent of (i) the Company, (ii) the affirmative vote of Stockholders who beneficially own at least two-thirds of the shares of Common Stock and Class A Common Stock entitled to vote hereunder either actually or on an as converted basis, (iii) the affirmative vote of the beneficial holders of the majority of the class of securities issued and outstanding (i.e., the Common Stockholders' voting majority, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock), against whom enforcement of any waiver, change, modification or discharge is sought in the event that any such waiver, change, modification or discharge adversely affects a class of securities in a manner inconsistent or disproportionate with the manner in which all classes of securities are affected by such waiver, change, modification or discharge (provided however, that in the event the party against whom enforcement of any waiver, change, modification or discharge is sought are the holders of the Series D Preferred Stock, the affirmative written consent of holders who beneficially own at least two-thirds of the Series D Preferred Stock issued and outstanding shall be required), and (iv) the approval of Vector (so long as Vector owns at least ten percent (10%) of the Series B Preferred Stock (or Class A Common Stock or Common Stock into which the Series B Preferred Stock is convertible)).

     7.11 Subsidiaries.  The Company does not presently have any subsidiaries.
          ------------
In the event that the Company hereafter forms or acquires any subsidiaries, in whole or in part, the Company agrees that any such subsidiaries shall be bound by all of the terms and conditions of this Agreement, and the Company and the Board of Directors of the Company shall not permit the Company, directly or indirectly, to consummate a transaction or series of transactions by or through any subsidiary that would not be permissible by the Company under the terms of this Agreement.

     7.12 Sufficient Number of Shares of Common Stock.  So long as any shares
          -------------------------------------------
of Preferred Stock are issued and outstanding, the Company shall keep a sufficient number of shares of Common Stock authorized for issuance upon conversion of the Preferred Stock.

     7.13 Directors and Officers Liability Insurance.  For at least so long as a
          ------------------------------------------
GE Capital Designee is a member of the Board of Directors, the Company shall maintain directors and officers liability insurance with an insurance carrier rated at least A/IX by A.M. Best Property and Casualty Insurance Rating Company, providing for such insurance coverage upon commercially reasonable terms for entities similarly situated to the Company.

     7.14 Counterparts.  This Agreement may be executed simultaneously in two or
          ------------
more original or facsimile counterparts, each of which shall be deemed as original, and it shall not be necessity in making proof of this Agreement to produce or account for more than one such counterpart.

     7.15 Waiver of Jury Trial.  The parties hereto waive all right to trial by
          --------------------
jury of any action, suit or proceeding brought to enforce or defend any rights or remedies arising under or in connection with this Agreement or the transactions contemplated hereby whether grounded in tort, contract or otherwise.

     IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date set forth above.

                                   Phase2Media, Inc.

                                   By /s/ Richard Glassberg
                                      -----------------------------
                                      Name: Richard Glassberg
                                      Title: Chairman / CEO


                                   /s/ Richard E. Glassberg
                                   -------------------------------
                                   Richard E. Glassberg


                                   /s/ Robert E. Chmiel
                                   -------------------------------
                                   Robert E. Chmiel


                                   /s/ R. Scott Ford
                                   -------------------------------
                                   R. Scott Ford


                                   /s/ Thomas Mannion
                                   -------------------------------
                                   Thomas Mannion


                                   /s/ Jason Liebowitz
                                   -------------------------------
                                   Jason Liebowitz


                                   /s/ Matthew Spengler
                                   -------------------------------
                                   Matthew Spengler


                                   /s/ Tim Di Scipio
                                   -------------------------------
                                   Tim Di Scipio


                                   /s/ John Irving
                                   -------------------------------
                                   John Irving


                                   /s/ Andrew M. Chonoles
                                   -------------------------------
                                   Andrew M. Chonoles


                                   /s/ Jeffrey D. Zukerman
                                   -------------------------------
                                   Jeffrey D. Zukerman


                                   /s/ Nathaniel S. Gore
                                   -------------------------------
                                   Nathaniel S. Gore


                                   /s/ Clifford A. Brandeis
                                   -------------------------------
                                   Clifford A. Brandeis

                                            /s/ Louis Ginsberg
                                            ----------------------------------
                                            Louis Ginsberg


                                            VECTOR CAPITAL II, L.P.


                                            By: Vector Capital Partners II, LLC,
                                                as General Partner

                                                /s/ Alex Slusky
                                                ------------------------------
                                            By: Alex Slusky
                                            Title: Managing Member


                                            VECTOR MEMBER FUND II, LP


                                            By: /s/ Alexander R Slusky
                                                -------------------------------
                                            Name: Alexander R. Slusky
                                            Title: Managing Member, Vector
                                            Capital Partners II, L.L.C. The
                                            General Partner of Vector Member
                                            Fund II, L.P.


                                            /s/ Robert Amen
                                            ----------------------------------
                                            Robert Amen

                                            /s/ Barbara Lewis
                                            ----------------------------------
                                            Barbara Lewis

                                            /s/ Christopher G. Nicholson
                                            ----------------------------------
                                            Christopher G. Nicholson

                                            /s/ Jennifer Taylor
                                            -----------------------------------
                                            Jennifer Taylor


                                            STV PARTNERS, II, L.L.C.

                                               /s/ Jerome C. Silvey
                                            By:-------------------------------
                                               Jerome C. Silvey
                                               General Manager

                                            P2M, LLC


                                                /s/ Kevin Eilian
                                            By:-------------------------------
                                               Kevin Eilian
                                               Managing Member


                                            GE CAPITAL EQUITY INVESTMENTS, INC.

                                                /s/ Steve Smith
                                            By:_______________________________
                                               Name: Steve Smith
                                               Title: Managing Director


                                            HACHETTE FILIPACCHI INTERACTIONS
                                            S.A.

                                                /s/ Herve Digne
                                            By:-------------------------------
                                               Name: Herve Digne
                                               Title: President

                                             /s/ Kent Baum
                                            ----------------------------------
                                            Kent Baum

                                            /s/ Herve Digne
                                            ----------------------------------
                                            Herve Digne

                                            /s/ Richard LeFurgy
                                            ----------------------------------
                                            Richard LeFurgy

                                            /s/ Steven Eskenazi
                                            ----------------------------------
                                            Steven Eskenazi

                                            /s/ Robert Petrocelli
                                            -----------------------------------
                                            Robert Petrocelli

                                            /s/ Louis LaTorre
                                            ----------------------------------
                                            Louis LaTorre

                                            STV PARTNERS IX, LLC


                                            By: /s/ Jerome Silvey
                                               -------------------------------
                                            Name: Jerome Silvey
                                            Title: General MGR


                                            P2M INVESTMENT PARTNERSHIP


                                               /s/ Thomas C. Janson, Jr.
                                            By:-------------------------------
                                               Thomas C. Janson, Jr.
                                               General Partner

                                            /s/ John W. Danner
                                            ----------------------------------
                                            John W. Danner as Trustee for the
                                            John W. Danner Separate Property
                                            Trust UDT 4/6/99